                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EURONET SERVICES INC.
    -----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                             EURONET SERVICES INC.
                            4601 COLLEGE BOULEVARD
                                   SUITE 300
                             LEAWOOD, KANSAS 66211
                                 913-327-4200

-------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 24, 2001
-------------------------------------------------------------------------------

  The annual meeting of stockholders of Euronet Services Inc., a Delaware corporation ("Euronet" or the "Company"), will be held on Thursday, May 24, 2001 at 2:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210, for the following purposes:

  1. To elect two directors, each to serve a three-year term expiring upon the 2004 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

  2. To approve an amendment to the Company's Certificate of Incorporation increasing the total number of authorized shares of common stock of the Company, par value $0.02, from 30,000,000 to 60,000,000 shares.

  3. To approve an amendment to the Company's Certificate of Incorporation changing the name of the Company from "Euronet Services Inc." to "Euronet Worldwide, Inc."

  4. To approve the Euronet Services Inc. Employee Stock Purchase Plan.

  5. To ratify the appointment of the KPMG as independent auditors of the Company for the year ending December 31, 2001.

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of the Company (the "Board") has fixed the close of business on April 2, 2001, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          By Order of the Board,

                                          Jeffrey B. Newman
                                          Executive Vice President
                                          General Counsel and Secretary

April 24, 2001

                             EURONET SERVICES INC.
                            4601 COLLEGE BOULEVARD
                                   SUITE 300
                             LEAWOOD, KANSAS 66211
                                 913-327-4200

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 24, 2001

General

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Euronet Services Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Thursday, May 24, 2001, at 2:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210 and at any adjournment thereof (the "Annual Meeting").

Record Date; Outstanding Shares

  Stockholders at the close of business on April 2, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. The stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share, (the "Common Stock") held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the outstanding shares of Common Stock must be represented by proxy or in person at the Annual Meeting. On March 1, 2001 there were 17,814,910 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

  Shares of Common Stock represented by valid proxies received by the Company in time for the Annual Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

Voting and Solicitation

  Each share of Common Stock issued and outstanding as of the Record Date shall have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judge of elections appointed for the Annual Meeting. Shares that are voted "For", "Against" or "Withheld From" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast"). Abstentions and broker non-votes also will be counted as shares of Common Stock that are present and entitled to be voted for purposes of determining the presence of a quorum. Abstentions will be counted by the Company in determining the total number of Votes Cast with respect to a proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be counted in determining the number of Votes Cast with respect to a proposal and, therefore, will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

Date of Mailing

  This proxy statement, the accompanying proxy and the Company's annual report to stockholders for the year ended December 31, 2000 (the "Annual Report") were first sent or given to stockholders on or about April 24, 2001.

  ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO JEFFREY B. NEWMAN AT THE COMPANY'S ADDRESS SET FORTH ABOVE. EXHIBITS TO THE ANNUAL REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  As of the close of business on March 1, 2001, the Company had 17,814,910 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the shares of Euronet's Common Stock as of March 1, 2001, by (i) each shareholder known by Euronet to own beneficially more than 5% of the Common Stock and (ii) each Euronet Director and named Executive Officer and (iii) all Euronet Directors and Executive Officers as a group.

                                                       Beneficial Ownership
                                                      ------------------------
                                                      Number of   Percent of
Stockholder                                           Shares (1) Outstanding(1)
-----------                                           ---------  -------------
Directors and Named Executive Officers
 Michael J. Brown (2)................................ 3,248,203      17.4%
 Daniel R. Henry (3).................................   935,795       5.0%
 Richard Halka (4)...................................   105,238         *
 Jeffrey B. Newman (5)...............................    77,821         *
 Ronald G. Ferguson (6)..............................    60,653         *
 Steven J. Buckley (7)...............................     1,334         *
 Thomas A. McDonnell (8).............................     1,334         *
 Eriberto R. Scocimara (9)...........................     1,334         *
All Directors and Executive Officers as a Group (9
 persons)............................................ 4,431,712        22%
Five Percent Holders
 DST Systems, Inc. (10).............................. 2,028,597      11.3%
 333 West 11th Street
 Kansas City, Missouri 64105-1594
 Hungarian-American Enterprise Fund (11)............. 1,058,702       5.9%
 1 East Putnam Avenue,
 Greenwich, Connecticut 06830
 Poland Investment Fund L.P. (12)....................   737,268       4.1%
 Corporation Trust Center
 1209 Orange St.
 Wilmington, Delaware 19801
 Advent Partners L.P. (12)...........................    23,063         *
 101 Federal Street
 Boston, Massachusetts 02110
 Advent Private Equity Fund-Central Europe L.P. (12).   553,491       3.1%
 101 Federal Street
 Boston, Massachusetts 02110
 Hungarian Private Equity Fund L.P. (12).............   230,624       1.2%
 101 Federal Street
 Boston, Massachusetts 02110
 Poland Partners L.P. (7)............................ 1,769,446       9.9%
 C/o Corporation Trust Company
 1209 Orange Street
 Wilmington, Delaware 19801

--------
 * The percentage of common shares beneficially owned does not exceed one percent of the outstanding common shares.
(1) Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options for the purchase of common shares held by such stockholder which are exercisable within 60 days of March 1, 2001.

 (2) Includes an aggregate of 851,323 common shares issuable pursuant to options exercisable within 60 days of March 1, 2001 and an aggregate of 30,000 common shares issuable under warrants exerciseable within 60 days of March 1, 2000.
 (3) Includes an aggregate of 865,795 common shares issuable pursuant to options exercisable within 60 days of March 1, 2001.
 (4) Includes an aggregate of 16,000 common shares issuable pursuant to options exercisable within 60 days of March 1, 2001 and 14,238 shares beneficially owned pursuant to a Loan Agreement Program (the "Loan Program") implemented in October, 1999 pursuant to which Euronet loaned sums to the employee in order to purchase common shares on the open market.
 (5) Includes an aggregate of 62,700 common shares issuable pursuant to options exercisable within 60 days of March 1, 2001. Also includes 14,451 shares beneficially owned pursuant to the Loan Program.
 (6) Includes an aggregate of 43,000 common shares issuable pursuant to options exercisable within 60 days of March 1, 2001. Also includes 17,653 shares beneficially owned pursuant to the Loan Program.
 (7) Steven J. Buckley is also the President of Poland Partners L.P. Management Company, the advisor to Poland Partners L.P., a shareholder of the Company, but disclaims ownership of the shares held by Poland Partners L.P.
 (8) Thomas A. McDonnell is also the President of DST Systems, Inc., a shareholder of the Company, but disclaims ownership of the shares held by DST Systems, Inc.
 (9) Eriberto R. Scocimara is also the President and Chief Executive Officer of the Hungarian-American Enterprise Fund ("HAEF"), a shareholder of the Company, but disclaims ownership of the shares held by HAEF. The options indicated in the table were granted in consideration of Mr. Scocimara's services as a Director and are being assigned to HAEF.
(10) Includes an aggregate of 120,000 common shares issuable under warrants exerciseable within 60 days of March 1, 2000.
(11) Includes an aggregate of 50,000 common shares issuable under warrants exerciseable within 60 days of March 1, 2000.
(12) These entities are affiliated through Advent International Corporation and own in the aggregate 1,544,446 shares, which constitutes approximately 8.6% of the outstanding shares.

                             ELECTION OF DIRECTORS

The Directors, Executive Officers and key employees of the Company are as follows:


   NAME                  AGE POSITION
   ----                  --- --------
   Directors
    Michael J. Brown(1)   44 Chairman, President and Chief Executive Officer
                             and Director
    Daniel R. Henry       35 Director, Chief Operating Officer
    Thomas A.
     McDonnell(1)(2)(3)   55 Director
    Steven J. Buckley
     (1)(2)(3)            45 Director
    Eriberto R.
     Scocimara(1)(2)      65 Director
   Executive Officers
    Richard Halka(4)      41 Acting Chief Financial Officer
    Jeffrey B. Newman     46 Executive Vice President, General Counsel
    Ronald G. Ferguson    51 Executive Vice President
   Other Key Employees
    Miro I. Bergman       38 Regional Director -- Central Europe
    Thierry Michel        38 Manager, New Technology Division

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Stock Option Committee
(4) Mr. Halka was appointed Acting Chief Financial Officer effective March 2000 and served through March 23, 2001. Mr. Dan Stevens was previously Chief Financial Officer until his resignation in March 2000.

Classified Board

  The Company currently has five directors divided among three classes as follows: Class I--Michael J. Brown; Class II--Eriberto R. Scocimara; and Class III -- Thomas A. McDonnell, Steven J. Buckley and Daniel R. Henry.

  Mr. Andjrez Olechowski (formerly a director in Class I) and Mr. Nicolas Callinan (formerly a director in Class II) resigned from the Board of Directors in May and September 2000, respectively, leaving only one director in each of Classes I and II. Neither of the resignations were motivated by a disagreement with the Company regarding the Company's operations, policies or practices. Mr. Olechowski resigned to pursue political office in Poland and Mr. Callinan resigned in furtherance of a policy of his employer, Advent International, regarding employees serving on boards of companies in which Advent-managed funds have invested and which have become listed on a stock exchange.

  Mr. Brown and Mr. Henry are employee directors. The remaining three directors are independent directors.

  Two Class I directors are to be elected at the Annual Meeting for three year terms ending at annual meeting of stockholders in 2004. The Board has nominated Michael J. Brown, CEO of the Company, and Jeannine Strandjord for election as Class I directors. Unless otherwise instructed, the proxy holders will vote the proxies received for Michael J. Brown and Jeannine Strandjord. In the event that Mr. Brown or Ms. Strandjord are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any alternative nominees who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any reason that Mr. Brown or Ms. Strandjord will be unable or will decline to serve as a director.

  The election of each director requires an affirmative vote by the holders of a plurality of the outstanding shares of Common Stock present and entitled to be voted at the Annual Meeting.

  The following information relates to the nominees indicated above and to the other directors of the Company whose terms of office will extend beyond 2001. All directors have held their present positions for at least five years, except as otherwise indicated.

     Name of Director or Nominee                            Current Term Expires
     ---------------------------                            --------------------
     Michael J. Brown......................................         2001
     Eriberto R. Scocimara.................................         2002
     Thomas A. McDonnell...................................         2003
     Steven J. Buckley.....................................         2003
     Daniel R. Henry.......................................         2003
     Jeannine Strandjord...................................         2004*

--------
* If elected at the Annual Meeting.

  MICHAEL J. BROWN is one of the founders of the Company and has served as its Chief Executive Officer since 1994. In 1979, Mr. Brown founded Innovative Software, Inc. a computer software company that was merged with Informix Corporation ("Informix") in 1988. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc., a company that writes and markets component software. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri--Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri--Kansas City in 1996. Mr. Brown has been a director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. If elected at the Annual Meeting, Mr. Brown's term will expire in May 2004, or when his successor is duly elected and qualified at the next annual meeting of stockholders. Mr. Brown is married to the sister of Mr. Henry's wife.

  JEANNINE STRANDJORD agreed to serve on the Board of Directors of the Company on March 26, 2001. Since November 1998, Ms. Strandjord has been Senior Vice President of Finance for the Long Distance Division of Sprint Corporation ("Sprint"). Prior to November 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. She held that position since 1990. From 1986 to 1990, she served as Vice President and Controller of Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President of Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Strandjord was Vice President of Finance for Macy's Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor's degree in accounting and business administration from the University of Kansas and is a certified public accountant. She is a member of the board of directors of American Century Mutual Funds and DST Systems, Inc., a shareholder of the Company.

  The Board of Directors recommends that stockholders vote "FOR" election of Michael J. Brown and Jeannine Strandjord as Class I directors of the Company.

Other Directors

  ERIBERTO R. SCOCIMARA has been a director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private company that is funded by the U.S. government and invests in Hungary and is also a shareholder of the Company. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of the Hungarian-American Enterprise Fund, Carlisle Companies, Roper Industries, Quaker Fabrics and several privately-owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

  THOMAS A. MCDONNELL has been a director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc., a shareholder of the Company. Since October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30 month period from October 1984 to April 1987) he has served as President of such company. From February 1987 to October 1995, he served as Executive Vice President and from 1983 to November 1995, he served as a director of Kansas City Southern Industries. From December 1989 to October 1995, he served as a director of The Kansas City Southern Railway Company. From October 1994 to April 1995 he served as President and from 1992 to September 1995 as director of Berger Associates, Inc. From 1994 to January 1997, Mr. McDonnell was a director of First of Michigan Capital Corporation. He is currently a director of Informix, BHA Group, Inc., DST Systems, Inc., Computer Science Corporation and Janus Capital Corporation. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

  STEVEN J. BUCKLEY has been a director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. In April 1994, he was a co-founder of Poland Partners L.P., a venture capital fund for investment in Poland and a shareholder of the Company, and since that time April 1994 he has served as President and Chief Executive Officer of Poland Partners Management Company and Managing Partner of Innova Capital LLC, advisors to such fund. From June 1990 to April 1994, he was a founder and director of Company Assistance Ltd., a business advisory firm in Poland. He has a B.A. in Political Science from Stanford University and an M.B.A. from Harvard University.

  DANIEL R. HENRY founded the predecessor of the Company with Michael J. Brown in 1994 and is serving as Chief Operating Officer of the Company. Mr. Henry oversees the daily operations of the Company, including its overseas subsidiaries. Mr. Henry also is responsible for the expansion of the Company into new markets. Prior to joining the Company, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premier office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri--Columbia in 1988. Mr. Henry has been a director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Mr. Henry is married to the sister of the wife of Mr. Michael J. Brown, the President and Chief Executive Officer of the Company.

Executive Officers

  RICHARD HALKA. Mr. Halka has resigned from the Company effective March 23, 2001 to pursue an opportunity in Canada. He joined Euronet in January 1999 as European Finance Director and became Acting Chief Financial Officer in March 2000. Prior to joining Euronet, Mr. Halka was Treasurer, Financial Controller and Principal Accounting Officer for the Hungarian Telephone and Cable Corporation, a publicly-traded U.S. company that operates concessions to provide telephone service in Hungary. Before that, Mr. Halka was a management consulting and corporate finance partner with KPMG in both Hungary and New Zealand. He holds an Honors Bachelor's Degree in business administration from Wilfrid Laurier University of Waterloo, Ontario and is a Canadian Chartered Accountant.

  JEFFREY B. NEWMAN joined the Company as Vice President and General Counsel on January 31, 1997. Prior to this, he practiced law in Paris with the law firm of Salans Hertzfeld & Heilbronn and then with the Washington, D.C. based law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which he was a partner since 1993. He established the Budapest office of Arent Fox Kintner Plotkin & Kahn, PLLC in 1991. He is a member of the Virginia, District of Columbia and Paris bars. He received a B.A. in Political Science and French from Ohio University and law degrees from Ohio State University and the University of Paris.

  RONALD G. FERGUSON joined the Company as President of Arksys Systems, Inc., a subsidiary of the Company, in December 1998 and is currently an Executive Vice President of the Company. Prior to this, he was President of Bankline MidAmerica, Inc., from mid 1997. Mr. Ferguson was Vice President of Marketing for AeroComm, Inc. for a period of three years and also was principal of Ferguson Group, a consulting company involved with technology based hardware and software firms. During the period from 1984 to 1990, Mr. Ferguson was Vice President of Marketing for Innovative Software, Inc. which was later acquired by Informix Corporation, where he was also Vice President of Marketing. Prior to Innovative Software, he was Director of Financial Services Marketing for United Computing Services from 1981 to 1984. He also was President of Dynabank Corporation from 1976 to 1981 and started his career with the First National Bank in Lawrence Kansas in 1973. Mr. Ferguson has a B.S. in Business and an M.B.A. from the University of Kansas.

Key Employees

  MIRO I. BERGMAN joined the Company in 1997 and is currently Regional Manager for EMEA and Managing Director of the Company's Czech Republic operations. He was appointed Executive Vice President of the Company on January 8, 2001. Prior to joining Euronet, he established a Colorado based company involved in international trade. From 1992 to 1996, Mr. Bergman was with First Bank System as Vice President responsible for the bank's off-premises ATM business of over 1,200 ATMs and served as a Manager of new co-brand card initiatives. From 1988 to 1992, Mr. Bergman worked for Citicorp--Diners Club in various card management and marketing positions. Mr. Bergman received a B.S. in Business Administration from the State University of New York at Albany in 1984 and an M.B.A from Cornell University in 1988.

  THIERRY MICHEL joined the Company in November 1997 and is currently Manager of the Company's New Technology Division and Managing Director of Euronet's French subsidiary, EFT Services France S.A.S. Prior to joining the Company, he was Vice President of Business Development at GE Capital-Sovac from 1994 to 1997. From 1990 to 1993, he was Vice President of Marketing and Sales at Robeco and also Chief Information Officer from 1987 to 1990. From 1985 to 1987, he was Chief Information Officer at American Express in France. Mr. Michel received a Masters degree in General Engineering from l'Ecole polytechnique in 1983 and a Masters degree in Systems and Telecommunications from l'Ecole National Superieure de Telecommunication in 1985. In 1984 he received a Ph.D. in Economics from the University of Paris.

Meetings and Committees of the Board of Directors

  The Board held twelve meetings (including telephonic meetings) during 2000. Each director attended at least 75% of the aggregate of the total number of meetings of the Board held (during the period for which he was a director) and the total number of meetings held by all Board committees on which he served (during the periods for which he was a member), except Thomas A. McDonnell, who was not in attendance at five board meetings or conference calls during 2000. Mr. McDonnell was in attendance at each of the meetings of all committees on which he serves. The Board has a standing Audit Committee, a standing Compensation Committee and a standing Stock Option Committee. The Board does not have a standing Nominating Committee.

Audit Committee

  The Audit Committee of the Board of Directors met two times in 2000. The Audit Committee has oversight responsibilities with respect to the Company's financial audit and reporting process, system of internal controls and processes for monitoring compliance with law. The Committee is also responsible for maintaining open communication between and among the Committee, management and the internal and outside auditors. Notwithstanding the above, the Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and the outside auditors.

  Thomas A. McDonnell, Steven J. Buckley and Eriberto R. Scocimara are the current members of the Audit Committee. Each Member of the Audit Committee is "independent" under the listing standards of the Nasdaq SmallCap Market.

  The Audit Committee performs its oversight functions and responsibilities pursuant to a written charter adopted by the Company's Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

                         Report of the Audit Committee

  The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company for the fiscal year ended December 31, 2000. The Audit Committee has also discussed with KPMG, the Company's independent auditors, all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence.

  Based on the review and discussions noted above, and consistent with the roles and responsibilities referred to above and in the Committee's Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Report Submitted by:

Thomas A. McDonnell, Chairman
Steven J. Buckley
Eriberto R. Scocimara

Compensation Committee

  The Compensation Committee, which is comprised of a majority of independent directors, met once in 2000 to review and approve the compensation levels of executives in the Company. In addition, staffing and executive compensation matters were dealt with throughout the year by the full Board with the management board members recusing themselves with respect to decisions regarding management compensation. The Compensation Committee makes determinations with respect to salaries and bonuses payable to the Company's executive officers. Michael J. Brown, Thomas A. McDonnell, Steven J. Buckley and Eriberto Scocimara are the current members of the Compensation Committee. Mr. Brown does not participate in decisions regarding his own compensation.

Stock Option Committee

  The Stock Option Committee, which is comprised solely of independent directors, did not meet in 2000. The Board adopted a policy commencing in the year 1999 of reviewing and approving option grants during each of its meetings. The Stock Option Committee is available between Board meetings to make determinations with respect to grants of options to officers and other key employees of the Company. Thomas A. McDonnell and Steven J. Buckley are the current members of the Stock Option Committee.

Compensation of Directors

  The Company pays each director a fee of $2,000 for each board meeting attended, $1,000 for each committee meeting attended and $250 for participation in a telephonic meeting. In addition, each Director receives, for each year of service, options to purchase 1,000 shares of Common Stock in accordance with the Company's Stock Option Plan. The Company also reimburses directors for out-of-pocket expenses incurred in connection with the directors' attendance at meetings.

Compensation Committee Interlocks and Insider Participation

  Of the members of the Company's Compensation Committee, Michael J. Brown is the Chief Executive Officer and President of the Company. Mr. Brown does not participate in decisions relating to his own compensation.

                 INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

  The Company's Certificate of Incorporation currently authorizes the issuance of a total of 30,000,000 shares of Euronet Common Stock, and 10,000,000 shares of preferred stock, par value $0.02 per share, for a total authorized capital stock of 40,000,000 shares. The stockholders are asked to consider and vote upon a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares. The number of authorized shares of preferred stock will remain fixed at 10,000,000 shares. The Board approved the proposed amendment to the Certificate of Incorporation on February 7, 2001.

  Of the presently authorized 30,000,000 shares of Common Stock, 17,814,910 were issued and outstanding as of March 1, 2001. 5,705,318 shares are reserved for issuance upon the exercise of outstanding stock options and for future grants of options or purchases of stock under the Company's Employee Stock Purchase Plan, and 766,114 shares were reserved for issuance under warrants. These shares are referred to as "reserved shares." If the charter amendment proposal is approved, the Company would have available for future issuance, excluding the reserved shares, approximately 35,713,138 shares of Common Stock. If the charter amendment proposal is not approved, the Company would have available for future issuance, excluding the reserved shares, approximately 5,713,138 shares of Common Stock.

  Although the Company has no present plans or commitments to issue the proposed additional authorized shares of Common Stock, the additional shares would be available for issuance without further action by the Company's stockholders except as required by law or regulation, including requirements of the Nasdaq SmallCap Market. The Board believes that the authorization of the additional shares is desirable so that there will be sufficient shares available for issuance for purposes that the Board may hereafter determine to be in the best interests of the Company and its stockholders. These purposes could include additional sales of shares for cash, exchanges of the Company's outstanding debt for shares, acquisitions of complementary businesses, as well as the declaration of stock splits and stock dividends and other general corporate purposes. In many situations, prompt action may be required which would not permit the Company to seek stockholder approval to authorize additional shares for a specific transaction on a timely basis. The Board believes it should have the flexibility to act promptly in the best interests of the Company and its stockholders. The terms of any future issuance of Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

  The proposed increase in the authorized shares of Common Stock is designed to provide flexibility to the Board. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of the Company, and would have a dilutive effect on stockholders.

  If the stockholders approve the proposal to increase the number of authorized shares of Common Stock, the additional authorized shares will be part of the existing class of Common Stock and will increase the number of shares Common Stock available for issuance by the Company, but will have no effect upon the terms of the Common Stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of Common Stock will have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the proposed additional shares of Common Stock will not have preemptive rights to purchase additional shares of Common Stock.

  If the charter amendment proposal is approved by the stockholders, Article FOURTH (a) of the Certificate of Incorporation of the Company would read in its entirety as follows:

  FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Seventy Million (70,000,000) shares, consisting of:

  1. Ten Million (10,000,000 shares of preferred stock, par value two cents ($0.02) per share ("Preferred Stock");

  2. Sixty Million (60,000,000) shares of common stock, par value two cents ($0.02) per share ("Common Stock").

  If the proposal is approved by the stockholders, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware after the Annual Meeting.

Approval of Proposal

  Approval of the charter amendment proposal will require the affirmative vote of holders of a majority of the Company's shares outstanding on the Record Date.

The Board of Directors recommends that the stockholders vote "FOR" approval of the proposed amendment to the Certificate of Incorporation of the Company increasing the total number of authorized shares of Common Stock of the Company.

                         CHANGE OF THE COMPANY'S NAME

  On February 7, 2001, the Board of Directors of the Company adopted a proposed amendment to the Company's Certificate of Incorporation, changing the name of the Company from Euronet Services Inc. to "Euronet Worldwide, Inc."

  The Company has used the name "Euronet Services Inc." since its creation in December, 1996. The Company's business, initially based in Central Europe, has expanded to Western Europe, the United States, the Middle East and Asia. Currently, the Company has customers in over 60 countries. The Board of Directors believes that the name "Euronet Worldwide, Inc." reflects the expanded geographical presence of the business.

  If the charter amendment proposal is approved by the stockholders, Article FIRST of the Certificate of Incorporation of the Company would read in its entirety as follows:

FIRST:The name of the corporation (the "Corporation") is:

     Euronet Worldwide, Inc.

Approval Of Proposal

  Approval of the proposed charter amendment will require the affirmative vote of holders of a majority of the Company's shares outstanding on the Record Date.

The Board of Directors recommends that the stockholders vote "FOR" approval of the proposed amendment to the Certificate of Incorporation of the Company changing the name of the Company.

      APPROVAL OF THE EURONET SERVICES INC. EMPLOYEE STOCK PURCHASE PLAN

  The Euronet Services Inc. Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on April 10, 2001. The Purchase Plan will allow the employees of the Company and its affiliates to purchase, through payroll deductions, shares of Common Stock in the Company. The Purchase Plan is designed to retain and motivate the employees of the Company and its affiliates by encouraging them to acquire ownership in the Company.

  An aggregate of 500,000 common shares of the Company is available for purchase under the Purchase Plan.

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the United States Internal Revenue Code, as amended, which allows an employee to defer recognition of taxes when purchasing common shares under such a purchase plan. Approval by the stockholders of the Company is required for the Company to be in compliance with the Internal Revenue Code.

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan. A copy of the Purchase Plan is available at the address of the Company indicated in the header to these proxy materials.

Offering Periods And Purchase Dates

  Under the Purchase Plan, twelve annual offerings (or such other number as is determined by a Committee established by the Board to administer the Purchase
Plan) (each, an "Offering") of the Company's common stock will be made each year. Eligible employees may elect to participate in one or more of the Offerings, by electing to permit payroll deductions during the Offering. The amount of the payroll deductions must be between 1% and 15% of the participant's annual compensation and cannot exceed $25,000 in any calendar year. Common shares of the Company will be purchased on the day on which each Offering is terminated.

Price

  The price of the shares sold under the plan will be 85% of the average of the closing price of the Company's shares on the Nasdaq SmallCap Market during each Offering. The amount of stock that may be purchased in each Offering is the maximum number of shares that may be purchased with payroll deductions that have been made during the Offering.

Eligibility

  Any employee who has completed three consecutive months of employment with the Company or one of its affiliates prior to the commencement of an Offering may participate in an Offering. An employee is ineligible to participate in the Purchase Plan if such employee owns or holds options to purchase or, as a result of participation in the Purchase Plan, would own or hold options to purchase shares of the Company exceeding five per cent or more of the total combined voting power or value of all classes of stock of the Company.

Amendment or Termination of the Purchase Plan

  The Board of Directors of the Company may at any time amend or terminate the Purchase Plan, except that the approval of the shareholders of the Company is required to increase the number of common shares authorized for purchase under the Purchase Plan or change the class of employees eligible to receive options under the Purchase Plan (other than to designate additional affiliates as eligible subsidiary corporations for the Purchase Plan.)

Approval of Proposal

  Approval of the Purchase Plan will require the affirmative vote of holders of a majority of the Company's shares outstanding on the Record Date.

The Board of Directors recommends that the stockholders vote "FOR" approval of the Euronet Services Inc. Employee Stock Purchase Plan.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

  KPMG billed the Company aggregate fees of $278,000 for the audit of the Company's annual financial statements and for reviews of the financial statements included in the Company's Forms 10-Q during the year ended December 31, 2000.

Financial Information Systems Design and Implementation

  No fees were billed during the 2000 fiscal year for Financial Information Systems Design and Implementation.

All Other Fees

  For the 2000 fiscal year, KPMG LLP billed an aggregate of $425,389 in fees for all services other than those described above. The Audit Committee has considered whether the provision of these other services is compatible with maintaining KPMG's independence.

Ratification of Appointment

  The Company employed KPMG to perform the annual audit and to render other services for 2000 and the Board of Directors has reappointed KPMG to render these same services in 2001. Representatives of KPMG will be available by telephone conference at the Annual Meeting to answer questions and discuss any matter pertaining the report of Independent Public Accountants contained in the 2000 Annual Report to Stockholders, which accompanies this Proxy Statement. Representatives of KPMG will have the opportunity to make a statement, if they desire to do so.

Approval of Proposal

  The ratification of the appointment of KPMG as the auditors of the Company for the year 2001 will require the affirmative vote of holders of a majority of the Company's shares outstanding on the Record Date.

The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of KPMG as the Company's independent auditors for the fiscal year ending December 31, 2001.

                             SECTION 16 COMPLIANCE

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2000, the Company's directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 3 (Initial Statement of Beneficial Ownership of Securities) was filed late following the appointment of Mr. Richard Halka as Acting Chief Financial Officer. This appointment took place on March 31, 2000, and a Form 3 should have been filed by April 10. Such Form was filed on July 31, 2000.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation awarded or paid by the Company to its Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 2000 (the "Named Executive Officers") for the periods indicated:

                                          SUMMARY COMPENSATION TABLE
                           ---------------------------------------------------------
                             ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                          ------------------------- --------------------------------
                                                                       SECURITIES
NAME AND PRINCIPAL                                   OTHER ANNUAL      UNDERLYING
POSITION                  PERIOD SALARY($) BONUS($) COMPENSATION($) OPTIONS/SAR'S(#)
------------------        ------ --------- -------- --------------- ----------------
Michael J. Brown........   2000   158,333        0           0               --
 Chief Executive Officer   1999   200,000        0           0               --
                           1998   150,000        0           0               --
Daniel R. Henry.........   2000   171,135        0           0               --
 Chief Operating Officer   1999   175,000        0           0               --
                           1998   148,513        0           0               --
Jeffrey B. Newman.......   2000   202,000   20,000      35,000(1)        10,000
Executive Vice President   1999   190,000        0      30,584(1)        28,321
 General Counsel           1998   167,198   20,000           0           10,000
Richard Halka...........   2000   150,000   20,000      18,000(2)        30,000
 Acting Chief Financial
  Officer
Ronald G. Ferguson......   2000   160,000        0           0           65,000
 Executive Vice            1999   160,000        0           0           66,277
  President

--------
(1) Reimbursement of tuition paid for attendance of Mr. Newman's children at American schools abroad.
(2) Housing allowance.

Option Grants in Last Fiscal Year

  The following table provides certain information concerning Options granted to the Named Executive Officers of the Company during the year ended December 31, 2000.

Individual Grants

                                                                        POTENTIAL
                                    % OF                                REALIZABLE
                                    TOTAL                               VALUE AT
                                    OPTIONS                             ASSUMED ANNUAL
                         NUMBER OF  GRANTED                             RATES OF STOCK
                         SECURITIES TO        EXERCISE                  PRICE
                         UNDERLYING EMPLOYEES PRICE                     APPRECIATION
                         OPTIONS    IN FISCAL PER                       FOR OPTION
NAME                     GRANTED    YEAR      SHARE    EXPIRATION DATE  TERM(1)
----                     ---------- --------- -------- ---------------- ---------------
                                                                         5%($)  10%($)
                                                                        ------- -------
Michael J. Brown........       --       --        --                 --      --      --
Daniel R. Henry.........       --       --        --                 --      --      --
Jeffrey B. Newman.......   10,000      0.8%    $6.75   February 3, 2010  42,500 107,600
Richard Halka...........   20,000      1.6%    $6.75   February 3, 2010  85,000 214,600
                           10,000      0.8%    $7.81       May 12, 2010  49,500 124,500
Ronald G. Ferguson......   65,000      5.2%    $6.75   February 3, 2010 276,250 699,400

--------
(1) Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. Those numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate by the Company of future price increases.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

  The following table sets forth certain information concerning options exercised by the Named Executive Officers during the year ended December 31, 2000 and options held by such individuals at December 31, 2000.

                         SHARES                  NUMBER OF SECURITIES
                         ACQUIRED                UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-
                         ON       VALUE          OPTIONS AT DECEMBER 31,   THE-MONEY OPTIONS AT
NAME                     EXERCISE REALIZED($)(1) 2000                      DECEMBER 31, 2000($)(2)
----                     -------- -------------- ------------------------- -------------------------
                                                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                                 ----------- ------------- ----------- -------------
Michael J. Brown........     --          --        851,323          --      2,382,001         --
Daniel R. Henry.........     --          --        865,795          --      2,899,240         --
Jeffrey B. Newman.......  1,300       5,621         77,821      43,891        128,557     33,017
Richard Halka...........     --          --          8,000      90,464          4,614     18,464
Ronald G. Ferguson......     --          --         30,000      85,000          5,717     22,873

--------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.
(2) Market value of underlying securities on December 31, 2000 ($4.84), minus the exercise price of in-the-money options.

Employment Agreements

  Mr. Brown serves as the Chief Executive Officer, President and Chairman of the Board of the Company pursuant to an employment agreement dated December 17, 1996. The initial term of this agreement expired on December 17, 1999, but it was renewed on that date for an additional period of two years. Under the terms of his agreement, Mr. Brown's salary for 1997 was $100,000, subject to annual review and adjustments by the Board of Directors. His salary was increased to $200,000 per year effective July 1, 1998 and remained at that level until September 2000, when Mr. Brown volunteered to reduce his salary. Mr. Brown is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. In the event that Mr. Brown's employment with the Company is terminated by the Company for Cause (as defined in the agreement), or if Mr. Brown voluntarily terminates employment with the Company, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of such termination. In the event that Mr. Brown's employment with the Company is terminated by reason of death or disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement also contains certain non-competition, non-solicitation and confidentiality covenants.

  The Company has entered into employment agreements with terms substantially similar to the terms of Mr. Brown's agreement with Messrs. Henry (Chief Operating Officer) and Newman (Executive Vice President and General Counsel). The initial terms of these agreements also expired on December 17, 1999 but they were renewed as of that date for additional two year terms.

  The Company also has an employment agreement with Mr. Ferguson. This agreement is not a fixed-term agreement, but is terminable by either the employee or the Company upon 30 days notice. This agreement provides that Mr. Ferguson is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement and that he is entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. The agreement also contains certain non-competition, non-solicitation and confidentiality covenants.

Benefit Plans

  The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

                     Report of the Compensation Committee
                           on Executive Compensation

  The Company's executive compensation programs are administered by the Compensation Committee, which currently consists of three outside directors and Michael J. Brown, CEO of the Company. Mr. Brown does not participate in any decisions concerning his own compensation. The Committee is responsible for establishing policies that govern both annual cash compensation and equity ownership programs.

Overview and Philosophy

  The Company's executive compensation policies have the following objectives:

  . To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

  . To align the interests of executive management and stockholders by making individual compensation dependent upon achievement of financial goals and by providing long term incentives through the Company's stock option plans.

The Company's compensation package for executives consists of a base salary, annual bonuses based on a combination of corporate and individual performance and stock options which vest over a period of years.

Compensation Levels in 2000

 Base Salary

  The Company sets initial base salary for executives and management level employees within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. Salary determinations upon hiring depend both upon the executive's salary at his previous place of employment and upon the individual's potential value to the Company as measured by certain subjective non-financial objectives. The non-financial objectives include the individual's potential and actual contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

  In reviewing base salaries on an annual basis and in determining bonuses, the Company balances the need to keep executives' compensation competitive as compared with market levels and with the financial performance of the Company as a whole, measured, among other things, by its stock price. The Company's stock price at December 31, 2000 was well below the price a year earlier. As a result, base salaries were not increased in most cases in 2000.

  In July 1998, Mr. Brown's salary was set at $200,000 and Mr. Henry's was set at $175,000. Neither salary was increased in 1999 or in 2000. Commencing October 15, 2000, Mr. Brown voluntarily waived payment of his salary entirely until further notice and Mr. Henry reduced his salary by 10%, also until further notice.

  In view of compensation earned through grant of share options at the time of the Company's initial public offering in March, 1997, the Committee believes that Mr. Brown's and Mr. Henry's overall compensation packages (base salary, incentive compensation and stock options) are within an appropriate range given the size and performance of the Company.

  During 2000, Mr. Ferguson's base salary was not increased. Mr. Halka's base salary was increased by $25,000 to $150,000. Mr. Newman's base salary was increased by $12,000 to $202,000, by incorporation into base salary of an annual travel allowance previously paid to Mr. Newman.

 Annual Incentive Compensation and Stock Options Programs

  The Company established a cash bonus plan for 2000, with bonuses payable based on Company-wide EBITDA (earnings before interest, depreciation, taxes and amortization) targets for 2000. The defined targets were not met, and the Company did not grant Company-wide bonuses under this plan.

  The Company sometimes pays discretionary bonuses based on a subjective evaluation of an employee's contribution to the Company's success or the need to retain a specific individual. During 2000, Mr. Halka received a $20,000 bonus for assuming new responsibilities as Acting Chief Financial Officer and Mr. Newman received a $20,000 performance-related bonus. No bonuses were paid to other executives.

 Stock Option Programs

  The Company's stock option plans are designed to promote a convergence of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. All option grants are proposed by management and approved by the Stock Option Committee of the Board of Directors, which consists of two non-management members of the Compensation Committee, or by the Board of Directors itself.

  The initial grant of options to an executive is designed to be competitive with those of comparable companies for the level of job the executive holds and to motivate the employee to contribute to an increase in the Company's stock price over time. Additional grants are made periodically to reflect an executive's ongoing contributions to the Company's success, to create an incentive to remain with the Company and to provide a long-term incentive to achieve or exceed the Company's financial goals.

  Executives realize gains only if the stock price increases over the exercise price of their options and they exercise their options. Under the general terms of the Company's Stock Option Plan, options are to be granted at an option price equal to the fair market value of the Common Stock on the date of grant. However, reflecting the belief that the Company's stock is undervalued, the Compensation Committee and the Board of Directors established a "floor" strike price of $5 per share in December 1998. No options were granted under this price in 2000; options were granted at prices ranging between $6.75 and $8.68. Stock options generally vest over a five-year period in order to encourage key employees to remain with the Company.

  The Company's stock traded in a wide band from a high of $10.75 to a low of $3.87 during the year 2000, closing at $4.84. However, the stock price has improved since its year end close (it was $6.75 at March 1) and most executives have some options with an in-the-money component. Although the retentive value of the Company's option program is weaker than would be the case if the Company's stock price were higher, the Committee did not feel repricing of options or other action was appropriate during the year 2000.

  During the year 2000, Mr. Ferguson was granted options to purchase 65,000 shares of Common Stock, Mr. Halka was granted options to purchase 30,000 shares and Mr. Newman was granted options to purchase 10,000 shares. In each case, these options were granted with a strike price equal to the closing trading price of the stock on the date of the grant, which was $6.75 for the all of the options granted to Messrs. Ferguson and Newman, and $6.75 for 20,000 of Mr. Halka's options and $7.81 for the remaining 10,000 options.

 Benefits

  The Company's executive officers are entitled to receive medical insurance benefits and may participate in the Company's 401(k) plan. The Company matches 50% of participant deferrals on the first 6% of employee deferrals, provided the participant's deferral is minimum of 4% of salary. The amounts matched vest to the employees over 7 years.

  The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 2000 for any of the Named Executive Officers except Messrs. Newman and Halka.

Conclusion

  Through the Company's programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return.

Report Submitted by:

Thomas A. McDonnell
Steven J. Buckley
Eriberto R. Scocimara
Michael J. Brown

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the total cumulative return on the Common Stock from March 7, 1997 (the date of the Company's intial public offering) through December 31, 2000 with the Center for Research in Security Prices ("CRSP") Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Financial Stocks (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the Market Group and the Peer Group was $100 on March 7, 1997. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol EEFT.

    Comparison of Five--Year Cumulative Total Returns Performance Graph for
                             EURONET SERVICES INC.








                        [PERFORMANCE GRAPH APPEARS HERE]


                                EURONET SERVICES INC.
                        -----------------------------------
                NASDAQ STOCK MARKET    AND   NASDAQ FINANCIAL STOCKS
                ----------------------     -------------------------


   CRSP Total Returns
       Index for:             03/1997  12/1997  12/1998  12/1999  12/2000
-------------------------     -------  -------  -------  -------  -------
EURONET SERVICES INC.         $100.00   $ 51.0   $ 17.9   $ 50.4   $ 32.9
NASDAQ STOCK MARKET           $100.00   $120.8   $170.3   $316.4   $190.2
  (US Companies)
NASDAQ FINANCIAL STOCKS       $100.00   $138.1   $134.1   $133.3   $144.0
SIC 6000 - 6799 US & Foreign

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Collateral for Delivery of Surety Bond

  On September 12, 2000, Michael J. Brown, CEO of the Company, pledged approximately $4,000,000 of marketable securities (not including any common stock of the Company) that he owns (the "Pledge") to Travelers Insurance Company ("Travelers") in order to induce Travelers to provide a surety bond on behalf of the Company to the Hungarian bank, MKB (the "Surety Bond"). MKB provides cash to the Company for use in the Company's ATM network in Hungary. Until delivery of such surety bond, MKB required the Company to deposit cash collateral with MKB to secure its supply of cash to the network. Upon the delivery of the Surety Bond to MKB, MKB released collateral in the amount of $4.8 million to the Company. No consideration is payable to Mr. Brown for providing the Pledge. The Pledge is effective until the Surety Bond is cancelled or all obligation or liability of Travelers thereunder has been paid.

Advance of Cash for Use in Czech Republic ATM Network

  In February and March 2001, Mr. Brown and his wife, Mildred E. Brown, made cash advances to the Company totaling $500,000 for use by the Company in its Czech Republic ATM network. The advances have been made at a rate of interest of 10% per annum. No security has been granted to secure these advances, which have been made on a rolling six-month basis.

Credit Facility

  On June 28, 2000, the Company entered into an unsecured revolving credit agreement (the "Credit Agreement") providing a facility of up to $4.0 million from three shareholders of the Company as follows: DST Systems, Inc. in the amount of $2.4 million; Hungarian-American Enterprise Fund ("HAEF") in the amount of $1.0 million; and Michael J. Brown in the amount of $600,000. Thomas
M. McDonnell and Eriberto R. Scocimara, who are directors of the Company, are the President and Chief Executive Officers of DST Systems, Inc. and HAEF, respectively. The facility was originally available to be drawn upon until December 28, 2000, and repayment of any draws was to be due June 28, 2001. On December 28, 2000 the facility was amended and renewed for a further six months and is now available to be drawn until June 28, 2001 with repayment of any draws being due December 28, 2001. Draws on the facility will accrue interest at 10% per annum, payable quarterly.

  A commitment fee was paid for the initial facility of 100,000 warrants issued pro-rata to the lenders with an exercise price set at the average closing share price, as quoted on Nasdaq SmallCap Market for 10 trading days prior to the warrant issue date, less 10%, which resulted in an exercise price under these warrants of $7.00 per share. An additional fee of 100,000 warrants was paid for the subsequent extension of the facility. The strike price of these additional warrants was established in the same fashion as the previous tranche (90% of the 10 day average closing price), with the resulting price being $4.12 per share due to the substantial drop in the price of the Company's stock at year end. Warrants are to be issued on similar terms and conditions for each draw on the facility at the rate of 80,000 warrants for each $1.0 million of funds drawn. All warrants issued under the Credit Agreement expire one year after date on which they are granted.

  As of March 31, 2001, the Company had not made any draws under the Credit Agreement.

Loans to Executives

  The Company has outstanding loans to Ronald G. Ferguson (Executive Vice President), Richard Halka (Acting Chief Financial Officer) and Jeffrey B. Newman (Executive Vice President and General Counsel) pursuant to a Loan Program established in 1999. The loan proceeds were used to purchase shares of the Company's stock and the stock is pledged to the Company to secure the loans. The loans have five-year terms and are non-recourse, non-interest bearing loans. The shares vest to the employees over five years, commencing on the date each employee began employment with the Company. These loans are considered an award of stock options as the loans are non-recourse and the employee is not required to pay any interest on the loans. Under this program, loans were made to the employees as follows: Ronald G. Ferguson, $58,000; Richard Halka, $50,000 and Jeffrey B. Newman, $47,500.

  In addition, the Company made a $35,000 loan to Mr. Newman in October 1998, at an interest rate of 7%, primarily to defray certain moving and other personal expenses incurred by Mr. Newman in connection with his family's move from Hungary to France. This loan is repayable was repayable in December 2000, but has been extended for an additional two years, to December 2002.

                                 OTHER MATTERS

  The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

  Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2002, including the nomination of persons to serve on the Board, must be received not later than December 24, 2001 to be included in the proxy materials for that meeting. Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2002 which has not been included in the Company's proxy materials must be received not later than March 11, 2002 to be considered timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by March 11, 2002. Stockholders submitting proposals should submit them in writing and direct them to the Company's secretary at the Company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery. No stockholders proposals were received with respect to the Annual Meeting scheduled for May 24, 2001.

                         METHOD OF PROXY SOLICITATION

  The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                          By Order of the Board,
                                          Jeffrey B. Newman
                                          Executive Vice President, General
                                          Counsel and Secretary

April 24, 2001

                                  Appendix A

                            AUDIT COMMITTEE CHARTER

  This Charter is intended to define the purposes, membership and responsibilities of the Audit Committee of Euronet Services Inc. (the "Company").

I. PURPOSES

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

1. Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

2. Monitor the independence and performance of the Company's independent auditors and internal auditing department.

3. Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

4. Report on its activities to the Board of Directors.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone at the Company. The Audit Committee has the ability to retain, at the Board's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. However, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting review or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

II. COMPOSITION AND MEETINGS

  The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

  Audit Committee members shall be appointed on recommendation by the Board of Directors. If a Chair of the Audit Committee is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee.

  The Audit Committee shall meet three times per year, or more frequently if circumstances dictate.

III. RESPONSIBILITIES AND DUTIES

  To carry out its purposes, the Audit Committee shall have the following duties and responsibilities:

REVIEW PROCEDURES

1. Review and assess the adequacy of this Charter at least annually and submit any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting and auditing principles, practices and judgments.

3. In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls.

INDEPENDENT AUDITORS

4. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

5. Approve the fees and other significant compensation to be paid to the independent auditors.

6. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

7. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors.

8. Review with the independent auditor any management letter provided by the auditor and the Company's response to that letter.

LEGAL COMPLIANCE

9. Review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements.

INTERNAL AUDIT DEPARTMENT

10. Review the organizational structure, and qualifications of the internal audit department, as needed.

11. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

13. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company"s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                             EURONET SERVICES INC.
                 FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 24 , 2001

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET SERVICES INC. The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, President and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Thursday May 24, 2001 at 2:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210, USA, and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

     Without limiting the general powers hereby conferred, with respect to the Company's proposal to elect directors, the shares of Common Stock represented by this proxy are to be:

DIRECTORS
---------

1.  Nominees:    (01)  Michael J. Brown
                 (02) Jeannine Strandjord


[  ] VOTED FOR All NOMINEES

[  ] WITHHOLD ALL NOMINEES

[  ] FOR ALL EXCEPT

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list below. You shall consent to the election of the remaining nominee.

PROPOSALS
---------

2. Proposal to approve an to increase the number of authorized shares from 30,000,000 shares to 60,000,000 shares.

[ ]  Voted For
[ ]  Voted Against
[ ]  Abstain


3.   Proposal to change the name of the Company to "Euronet Worldwide, Inc."

[ ]  Voted For
[ ]  Voted Against
[ ]  Abstain

4.   Proposal to approve the Euronet Services Inc Employee Stock Purchase Plan

[ ]  Voted For
[ ]  Voted Against
[ ]  Abstain

5.   Proposal to ratify the selection of KPMG as independent auditors for 2001.

[ ]  Voted For
[ ]  Voted Against
[ ]  Abstain


            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                         (CONTINUED FROM PREVIOUS SIDE)

Please indicate your proposal selection by placing an "X" in the appropriate numbered box with blue or black ink only.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the nominees set forth above and each of the proposals indicated above.

     Please sign exactly as name appears exactly as your name(s) appear(s) on the books of the Company. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                              Dated _______ ___, 2001


                                              Signature


                                              Signature, if Held Jointly


               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.